Registration No. 333-231244

As filed with the Securities and Exchange Commission on April 7, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MTS SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-0908057
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

14000 Technology Drive
Eden Prairie, Minnesota 55344-2290
(952) 937-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian T. Ross

Executive Vice President and Chief Financial Officer

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344-2290(952) 937-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Melodie Rose
Amanda Lorentz
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402-3901
Fax: (612) 492-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE
TERMINATION OF REGISTRATION

MTS Systems Corporation, a Minnesota corporation (the “Company”) is filing this Post-Effective Amendment (the “Post-Effective Amendment”) to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under that certain Registration Statement on Form S-3 (File No. 333-231244) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on May 6, 2019 to register an indeterminate amount of common stock (par value $0.25 per share), debt securities, warrants, purchase contracts and units consisting of any combination of these (collectively, the “Securities”).

On April 7, 2021 pursuant to an Agreement and Plan of Merger, dated December 8, 2020, by and among the Company, Amphenol Corporation, a Delaware corporation (“Parent”), and Moon Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has become a wholly-owned subsidiary of Parent and has terminated all offerings of its Securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unissued and unsold at the termination of the offering, the Company hereby removes from registration all Securities under the Registration Statement which remained unissued and unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 7, 2021.

MTS SYSTEMS CORPORATION

By:	/s/ Brian T. Ross
Brian T. Ross
Executive Vice President and Chief Financial Officer

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.